Midway and Waterton announce agreement in Principle for the sale and acquisition of Midway’s 30% Interest in Spring Valley

DENVER, CO – November 12, 2015 Midway Gold Corp. (“Midway”) and Waterton Global Resource Management (“Waterton”) jointly announce that they have reached an agreement in principle through Midway’s subsidiary, Midway Gold US Inc., to sell its 30% interest in the Spring Valley joint venture to a subsidiary of Waterton Precious Metals Fund II Cayman, LP. Waterton Precious Metals Fund II Cayman, LP has also announced that it will be acquiring the remaining 70 percent interest in the Spring Valley project from Barrick Gold Corporation’s (NYSE:ABX)(TSX:ABX) ("Barrick”) in a separate transaction.

Pursuant to a letter of intent, Midway and Waterton have agreed to negotiate in good faith and attempt to close the transaction for Midway’s interest Spring Valley by December 15, 2015. Some of the relevant terms are as follows:

•	The minimum purchase price will be US$25 million;
•	Waterton acquires all of Midway’s interest in the Spring Valley joint venture and any other interests in real property and mining claims located in Pershing County, Nevada;
•	Waterton will acquire any proof of claim filed by Barrick against Midway and there shall be no recovery with respect to such claims; and
•	Transaction is not subject to financing or additional due diligence.

Bill Zisch, President and CEO of Midway stated, “The closing of this transaction would realize significant value for Midway and its stakeholders and represents meaningful progress in Midway's ongoing reorganization.”

“We are pleased to have reached an agreement in principle with Midway for their 30% in Spring Valley,” stated Isser Elishis, CIO of Waterton. “With the completion of this transaction, and our acquisition of Barrick’s 70% interest in Spring Valley, we look forward to moving quickly to advance the project and integrate the asset into Waterton’s growing portfolio,” continued Mr. Elishis.

The letter of intent does not constitute a binding commitment or obligation on either Midway or Waterton to proceed with the transaction. The agreement in principle is subject to the satisfaction of several conditions including, among other things, Waterton’s acquisition of Barrick’s interest in Spring Valley, negotiation and execution of definitive documentation, and entry of an order of the United States Bankruptcy Court for the District of Colorado approving the transaction. There is no assurance that these conditions will be satisfied.

Forward-Looking Statements

This press release contains forward-looking statements about the Midway Gold Corp. (the “Company”) and its business. Forward looking statements are statements that are not historical facts and include, but are not limited to, statements about potential outcomes in the Chapter 11 case filed in the United States Bankruptcy Court for the District of Colorado, whether the transaction will close, whether conditions precedent for the transaction can be met, expected closing of the Spring Valley transaction, whether the parties will agree upon definitive transaction documents consistent with their agreement in principle, whether the Bankruptcy Court would approve the transaction, that the transaction would realize value, the transaction would progress the Company’s reorganization efforts and other statements, estimates and expectations. Forward-looking statements are typically identified by words such as: “plan", "expect", "anticipate", "intend", "estimate", “budgeted” and similar expressions or the negative of such expressions or which by their nature refer to future events. The forward-looking statements in this press release are subject to various risks, uncertainties and other factors that could cause the Company's actual results or achievements to differ materially from those expressed in or implied by forward looking statements. These risks, uncertainties and other factors include, without limitation, risks related to the timing and completion of the Company's intended work plans, risks related to fluctuations in gold prices; uncertainties related to raising sufficient financing to fund the planned work in a timely manner and on acceptable terms; changes in planned work resulting from weather, logistical, technical or other factors; the possibility that results of work will not fulfill expectations and realize the perceived potential of the Company's properties; uncertainties involved in the interpretation of drilling results, modelling, engineering and other analysis; risk of inaccurate estimation of gold resources and reserves; the possibility that the estimated recovery rates and grades may not be achieved as modelled or projected; the possibility that capital and operating costs may be higher than currently estimated and may render operations uneconomic; risk of accidents, equipment breakdowns and labor disputes or other unanticipated difficulties or interruptions; the possibility of cost overruns or unanticipated expenses in the work program; inherent, unanticipated and unknown risks associated with production activities; the possibility that required permits may not be obtained on a timely manner or at all; changes in interest and currency exchanges rates; local and community impacts and issues; environmental costs and risks; and other factors identified in the Company's SEC filings and its filings with Canadian securities regulatory authorities. Forward-looking statements are based on the beliefs, opinions and expectations of the Company's management at the time they are made, and other than as required by applicable securities laws, the Company does not assume any obligation to update its forward-looking statements if those beliefs, opinions or expectations, or other circumstances, should change. Although the Company believes that such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. For the reasons set forth above, investors should not attribute undue certainty to or place undue reliance on forward-looking statements.

About Midway

Midway is an exploration and mining company in North America, with mineral properties located in Nevada and Washington.  On June 22, 2015, Midway, and certain of its subsidiaries and affiliates, including, Midway Gold US Inc., filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the District of Colorado.  Additional information and other materials related to the restructuring, including documents filed with the Court, are available at http://dm.epiq11.com/MidwayGold.

About Waterton

Waterton is a leading mining-focused private equity firm dedicated to developing high quality precious and base metals projects located in stable jurisdictions. Waterton’s cross-functional, fully-integrated, in-house team of professionals have significant mining, financial and legal expertise. Waterton’s proactive approach to asset management, significant sector knowledge and ability to leverage extensive industry relationships has resulted in a strong track record of managing investments in the metals sector. Additional information about Waterton is available online at www.watertonglobal.com.

For More Information On Midway, Contact:

Midway Gold Corp.

Investor Relations: 720-979-0900

www.midwaygold.com

For More Information On Waterton, Contact:

Investors:

Waterton Precious Metals Fund II Cayman, LP
Cheryl Brandon - Partner, Investment Management
(416) 504-3500

Media:

Bayfield Strategy, Inc.

Riyaz Lalani

(416) 907-9365 or rlalani@bayfieldstrategy.com